News Release
Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES THIRD QUARTER FISCAL 2020 RESULTS

-- March to May Period Impacted by Shutdown and Restart of Operations Due to Global Pandemic --
-- Focus on Employee Health and Safety as Business Activities Recover and Consumers Flock to Outdoors –
-- RV Market Share Growth Continues – Witnessing Positive Retail Momentum in June --
-- YTD Operating Cash Flow Up 96% Over Prior Year –
-- Liquidity Remains Strong with Cash Balances Rising During the Quarter to $152.5 --

FOREST CITY, IOWA, June 24, 2020 - Winnebago Industries, Inc. (NYSE:WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's third quarter Fiscal 2020 ended May 30, 2020. The Company’s results were impacted by the unprecedented series of events related to the COVID-19 pandemic which included the suspension of manufacturing operations as well as disruptions across its dealer network, supply chain and end consumers during most of the quarter. In response, Winnebago Industries took immediate and decisive actions to keep employees safe, control costs and maintain its financial strength and flexibility. The Company’s financial position remains strong primarily due to its variable cost structure, entering the crisis with a very healthy cash balance, and ample additional capacity under its revolving credit facility if needed. Winnebago Industries is continuing to adapt to this challenging period by prioritizing decisions that are in the best interests of both its employees’ health and its long-term business prospects.

Third Quarter Fiscal 2020 Results
Revenues for the Fiscal 2020 third quarter ended May 30, 2020, were $402.5 million, a decrease of 23.9% compared to $528.9 million for the Fiscal 2019 period. Revenues for Newmar, which was acquired in the first quarter of Fiscal 2020, were $88.0 million. Revenues excluding Newmar were $314.5 million, a decrease of 40.5%. Gross profit was $32.0 million compared to $86.6 million for the Fiscal 2019 period. Gross profit margin decreased 840 basis points in the quarter, primarily driven by deleverage due to the significant revenue decline and an unfavorable mix as Towable’s revenue, as a percent of total revenue, was lower compared to the same period a year ago. Operating income was an $8.2 million loss for the quarter, compared to operating income of $49.0 million in the third quarter of last year. Fiscal 2020 third quarter net income was a loss of $12.4 million, compared to net income of $36.2 million in the same period last year. Net loss per diluted share was $(0.37), compared to earnings per diluted share of $1.14 in the same period last year. Consolidated adjusted net loss per diluted share was $(0.26) for the third quarter, excluding costs totaling $3.5 million, or $0.11 per diluted share, after tax, driven by the non-cash portion of interest expense and restructuring charges. Consolidated Adjusted EBITDA was $4.1 million for the quarter, compared to $55.9 million last year, a decrease of 92.7%.

President and Chief Executive Officer Michael Happe commented, “Our third fiscal quarter was a uniquely challenging time for Winnebago Industries, as it spanned the most intense portion of the unexpected COVID-19 pandemic in the U.S. While the pandemic has significantly changed how we conduct business on a day-to-day basis, I couldn’t be prouder of how our teams have worked collaboratively to respond to this tremendous test. We would like to especially recognize and thank the first responders, health care professionals, and public health officials across the country and specifically in the communities in which we have a physical presence. As we ramp up operations across our portfolio, I have been inspired by the efforts our team members have put forth to ensure our manufacturing, warehouse, service, office, and remote environments are as safe as possible. Despite the COVID-19 disruption and ongoing related obstacles, we have not lost our focus on quality, innovation and customer service. We have grown market share, strengthened dealer and supplier relationships, and maintained key investments in initiatives critical to our future. Our portfolio of premium outdoor brands continues to perform well and be desired by channel partners and end consumers alike. Winnebago Industries’ North American RV retail market share was 11.7% on a trailing three-month basis through April, 2020, up 1.7 share points (up 1.2 share points on an organic basis) over the same period last year. I want to thank all of our Winnebago Industries employees for their commitment and cooperation as we continue the process of returning to work in a thoughtful and safe manner. We are especially grateful for the support of our dealer network as they also guided their teams through these truly unique times with great passion and fortitude, always serving our collective end consumers during a time of extraordinary challenges.”

Towable
Revenues for the Towable segment were $188.9 million for the third quarter, down 45.5% from the prior year, primarily driven by the suspension of manufacturing and the disruption to consumer buying patterns due to COVID-19. The overall strength of the Towable product portfolio and increased consumer demand in the month of May, as stay-at-home orders were eased, has contributed to accelerated momentum, especially in the Company’s Grand Design RV business. Winnebago Industries’ unit share of the North American towable market on a trailing three-month basis through April 2020, excluding folding and truck campers, was 10.7%, an increase of 2.0 share points over the same 2019 period. Segment Adjusted EBITDA was $16.5 million, down 71.2% from the prior year. Adjusted EBITDA margin of 8.7% decreased 780 basis points, primarily due to deleverage related to the significant revenue decline. Backlog increased 86.7%, in units, over the prior year, reflecting a strong rebound in dealer demand in May as April was the period most impacted by COVID-19.

Motorhome
In the third quarter, revenues for the Motorhome segment increased 27.1% to $203.6 million, driven by the year over year impact of Newmar, which was acquired in November 2019, partially offset by the suspension of manufacturing and the disruption to consumer buying patterns due to COVID-19. Underlying demand for the Class B product line-up, including the Revel, Travato, Boldt, and Solis models, remains strong despite the impact from the pandemic. Winnebago Industries’ unit share of the North American Class B segment, on a trailing three-month basis through April 2020, was 45.4%, an increase of 5.2 share points over the same 2019 period. Excluding Newmar, segment revenues decreased 27.9% from the prior year period. Segment Adjusted EBITDA was $(10.8) million, down $11.2 million from the prior year primarily due to the revenue decline and cost impact driven by COVID-19, partially offset by favorable mix and the addition of Newmar. Adjusted EBITDA margin of (5.3%) decreased 550 basis points primarily due to deleverage related to the significant revenue decline, partially offset by favorable mix driven by strong Class B demand and the contribution from Newmar. Backlog increased 99.2%, in units, over the prior year, due to the addition of Newmar and a strong rebound in dealer demand in May as April was the period most impacted by COVID-19.

Despite challenges posed by the COVID-19 pandemic, the operational integration of Newmar into the Winnebago Industries portfolio is proceeding as planned. The Company remains focused on maximizing targeted synergies and expanding Newmar’s market share in the high-end motorhome segment.

Balance Sheet and Cash Flow
As of May 30, 2020, the Company had total outstanding debt of $465.0 million ($553.5 million of debt, net of convertible note discount of $77.6 million, net of debt issuance costs of $10.9 million) and working capital of $299.8 million. Cash flow from operations was $162.4 million for the first nine months of Fiscal 2020, an increase of $79.6 million from the same period in Fiscal 2019.

Quarterly Cash Dividend
On May 19, 2020, the Company’s board of directors approved a quarterly cash dividend of $0.11 per share payable on July 1, 2020, to common stockholders of record at the close of business on June 17, 2020.

Mr. Happe continued, “As we look ahead to the final quarter of Fiscal 2020, we are optimistic about the slope of our Company’s and industry’s recovery path due to the strong demand rebound we witnessed in May and the positive trends we are seeing continue this summer. Retail and wholesale demand for outdoor recreation products are both recovering and headed in a strong upward direction as the COVID-19 pandemic has impacted travelers’ views toward how they desire to spend their leisure time experiencing nature and the outdoors. As states navigate the reopening of their communities, people are increasingly looking toward RVing and boating as ways to socially distance in a safe and memorable way. As indicated by our robust backlogs as compared to last year and our second fiscal quarter of 2020, Winnebago Industries’ RV, Marine, and Specialty Vehicles brands and businesses remain poised for strong growth and are solidly positioned to offer great value to our end consumers. Going forward, we are committed to prudently managing our business in a disciplined fashion to preserve liquidity and ensure that Winnebago Industries maintains the financial flexibility to continue to outpace the market and navigate the future.”

Conference Call
Winnebago Industries, Inc. will discuss third quarter Fiscal 2020 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Newmar, and Chris-Craft brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth wheel products and boats. Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, business interruptions, any unexpected expenses related to enterprise resource planning, impacts of public health crises, such as COVID-19, risks related to compliance with debt covenants and leverage ratios, cyber-attacks, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	May 30, 2020		May 25, 2019
Net revenues	$402,458	100.0%	$528,940	100.0%
Cost of goods sold	370,434	92.0%	442,356	83.6%
Gross profit	32,024	8.0%	86,584	16.4%
Selling, general, and administrative expenses	33,271	8.3%	35,332	6.7%
Amortization of intangible assets	6,926	1.7%	2,278	0.4%
Total operating expenses	40,197	10.0%	37,610	7.1%
Operating (loss) income	(8,173)	(2.0)%	48,974	9.3%
Interest expense	8,440	2.1%	4,446	0.8%
Non-operating income	(74)	—%	(360)	(0.1)%
(Loss) income before income taxes	(16,539)	(4.1)%	44,888	8.5%
(Benefit) provision for income taxes	(4,186)	(1.0)%	8,717	1.6%
Net (loss) income	$(12,353)	(3.1)%	$36,171	6.8%
Income (loss) per common share:
Basic	$(0.37)		$1.15
Diluted	$(0.37)		$1.14
Weighted average common shares outstanding:
Basic	33,625		31,493
Diluted	33,625		31,644

	Nine Months Ended
	May 30, 2020		May 25, 2019
Net revenues	$1,617,726	100.0%	$1,455,278	100.0%
Cost of goods sold	1,427,307	88.2%	1,231,269	84.6%
Gross profit	190,419	11.8%	224,009	15.4%
Selling, general, and administrative expenses	126,540	7.8%	106,303	7.3%
Amortization of intangible assets	18,514	1.1%	7,204	0.5%
Total operating expenses	145,054	9.0%	113,507	7.8%
Operating income	45,365	2.8%	110,502	7.6%
Interest expense	23,140	1.4%	13,293	0.9%
Non-operating income	(460)	—%	(1,330)	(0.1)%
Income before income taxes	22,685	1.4%	98,539	6.8%
Provision for taxes	3,702	0.2%	18,609	1.3%
Net income	$18,983	1.2%	$79,930	5.5%
Income per common share:
Basic	$0.57		$2.53
Diluted	$0.57		$2.52
Weighted average common shares outstanding:
Basic	33,102		31,546
Diluted	33,289		31,722
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	May 30, 2020	August 31, 2019
Assets
Current assets:
Cash and cash equivalents	$152,480	$37,431
Receivables, net	163,590	158,049
Inventories, net	190,359	201,126
Prepaid expenses and other assets	21,566	14,051
Total current assets	527,995	410,657
Total property, plant, and equipment, net	175,431	127,572
Other assets:
Goodwill	348,058	274,931
Other intangible assets, net	408,358	256,082
Investment in life insurance	27,336	26,846
Operating lease assets	29,790	—
Other assets	16,072	8,143
Total assets	$1,533,040	$1,104,231

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$81,998	$81,635
Income taxes payable	—	—
Accrued expenses	132,509	107,217
Current maturities of long-term debt	13,668	8,892
Total current liabilities	228,175	197,744
Non-current liabilities:
Long-term debt, less current maturities	451,306	245,402
Deferred income taxes	16,708	12,032
Unrecognized tax benefits	6,269	3,591
Operating lease liabilities	27,366	—
Deferred compensation benefits, net of current portion	11,454	12,878
Other	6,952	372
Total non-current liabilities	520,055	274,275
Stockholders' equity	784,810	632,212
Total liabilities and stockholders' equity	$1,533,040	$1,104,231

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended
(in thousands)	May 30, 2020		May 25, 2019
Operating activities:
Net income	$18,983		$79,930
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,854		9,788
Amortization of intangibles	18,514		7,204
Non-cash interest expense, net	7,440		—
Amortization of debt issuance costs	2,181		1,186
Last in, first-out expense	1,450		1,544
Stock-based compensation	3,332		5,735
Deferred income taxes	365		362
Other, net	516		1,265
Change in assets and liabilities:
Receivables	31,440		(20,961)
Inventories	91,938		2,701
Prepaid expenses and other assets	159		(653)
Accounts payable	(13,528)		3,954
Income taxes and unrecognized tax benefits	(2,622)		(13,898)
Accrued expenses and other liabilities	(9,585)		4,692
Net cash provided by operating activities	162,437		82,849

Investing activities:
Purchases of property and equipment	(28,582)		(31,681)
Acquisition of business, net of cash acquired	(260,965)		(702)
Proceeds from the sale of property	—		134
Other, net	141		1,752
Net cash provided by (used in) investing activities	(289,406)	—	(30,497)

Financing activities:
Borrowings on credit agreement	1,495,209		342,549
Repayments of credit agreement	(1,495,209)		(375,438)
Proceeds from issuance of convertible senior notes	300,000		—
Purchase of convertible note hedge	(70,800)		—
Proceeds from issuance of warrants	42,210		—
Payments on long-term debt	(6,500)		—
Payments of offering costs	(10,761)		—
Payments of cash dividends	(10,881)		(10,201)
Payments for repurchase of common stock	—		(7,724)
Other, net	(1,250)		296
Net cash provided by (used in) financing activities	242,018		(50,518)

Net increase in cash and cash equivalents	115,049		1,834
Cash and cash equivalents at beginning of year	37,431		2,342
Cash and cash equivalents at end of year	$152,480		$4,176

Supplement cash flow disclosure:
Income taxes paid, net	$6,240	$33,852
Interest paid	$14,961	$10,335

Non-cash transactions:
Issuance of Winnebago common stock for acquisition of business	$92,572	$—
Capital expenditures in accounts payable	$255	$9

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Towable
(in thousands, except unit data)

	Three Months Ended
(in thousands)	May 30, 2020	% of Revenues	May 25, 2019	% of Revenues	$ Change	% Change
Net revenues	$188,898		$346,811		$(157,913)	(45.5)%
Adjusted EBITDA	16,451	8.7%	57,172	16.5%	(40,721)	(71.2)%

	Three Months Ended
Unit deliveries	May 30, 2020	Product Mix(1)	May 25, 2019	Product Mix(1)	Unit Change	% Change
Travel trailer	3,537	60.3%	6,185	59.5%	(2,648)	(42.8)%
Fifth wheel	2,324	39.7%	4,216	40.5%	(1,892)	(44.9)%
Total towables	5,861	100.0%	10,401	100.0%	(4,540)	(43.6)%

	Nine Months Ended
(in thousands)	May 30, 2020	% of Revenues	May 25, 2019	% of Revenues	$ Change	% Change
Net revenues	$813,611		$890,335		$(76,724)	(8.6)%
Adjusted EBITDA	86,982	10.7%	121,638	13.7%	(34,656)	(28.5)%

	Nine Months Ended
Unit deliveries	May 30, 2020	Product Mix(1)	May 25, 2019	Product Mix(1)	Unit Change	% Change
Travel trailer	15,319	60.8%	16,564	60.5%	(1,245)	(7.5)%
Fifth wheel	9,874	39.2%	10,818	39.5%	(944)	(8.7)%
Total towables	25,193	100.0%	27,382	100.0%	(2,189)	(8.0)%

($ in thousands)	May 30, 2020		May 25, 2019		Change	% Change
Backlog(2)
Units	13,235		7,089		6,146	86.7%
Dollars	$417,176		$237,708		$179,468	75.5%
Dealer Inventory
Units	15,562		18,984		(3,422)	(18.0)%
(1) Percentages may not add due to rounding differences.
(2) We include in our backlog all accepted orders from dealers to generally be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Motorhome
(in thousands, except unit data)

	Three Months Ended
(in thousands)	May 30, 2020	% of Revenues	May 25, 2019	% of Revenues	$ Change	% Change
Net revenues	$203,590		$160,239		$43,351	27.1%
Adjusted EBITDA	(10,789)	(5.3)%	381	0.2%	(11,170)	(2,931.8)%

	Three Months Ended
Unit deliveries	May 30, 2020	Product Mix(1)	May 25, 2019	Product Mix(1)	Unit Change	% Change
Class A	428	27.4%	378	19.3%	50	13.2%
Class B	694	44.4%	515	26.2%	179	34.8%
Class C	440	28.2%	1,069	54.5%	(629)	(58.8)%
Total motorhomes	1,562	100.0%	1,962	100.0%	(400)	(20.4)%

	Nine Months Ended(2)
(in thousands, except ASP)	May 30, 2020	% of Revenues	May 25, 2019	% of Revenues	$ Change	% Change
Net revenues	$755,023		$506,229		$248,794	49.1%
Adjusted EBITDA	13,488	1.8%	16,716	3.3%	(3,228)	(19.3)%

	Nine Months Ended
Unit deliveries	May 30, 2020	Product Mix(1)	May 25, 2019	Product Mix(1)	Unit Change	% Change
Class A	1,803	31.0%	1,329	23.7%	474	35.7%
Class B	2,287	39.3%	1,847	33.0%	440	23.8%
Class C	1,734	29.7%	2,430	43.3%	(696)	(28.6)%
Total motorhomes	5,824	100.0%	5,606	100.0%	218	3.9%

($ in thousands)	May 30, 2020		May 25, 2019		Change	% Change
Backlog(3)
Units	4,131		2,074		2,057	99.2%
Dollars	$515,035		$182,354		$332,681	182.4%
Dealer Inventory
Units	5,013		4,235		778	18.4%
(1) Percentages may not add due to rounding differences.
(2) May 30, 2020 nine months ended data includes Newmar results from the time of acquisition (11/08/19); 2019 data excludes Newmar for both the three month ended and nine month ended periods
(3) We include in our backlog all accepted orders from dealers to generally be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation (Unaudited)
(in thousands, except per share data)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles Diluted income per share to Adjusted diluted income per share:

	Three Months Ended		Nine Months Ended
(in thousands)(1)	May 30, 2020	May 25, 2019	May 30, 2020	May 25, 2019
Diluted income per share	$(0.37)	$1.14	$0.57	$2.52
Pretax acquisition-related costs(2)	(0.01)	—	0.29	—
Pretax acquisition-related fair-value inventory step-up	—	—	0.14	—
Pretax non-cash interest expense(3)	0.10	—	0.22	—
Restructuring expense	0.04	0.03	0.04	0.04
Research and development tax credits	—	(0.04)	—	(0.10)
Tax impact of adjustments(4)	(0.03)	(0.01)	(0.15)	(0.01)
Adjusted diluted income per share	$(0.26)	$1.14	$1.12	$2.45
(1) Per share numbers may not foot due to rounding
(2) Represents transaction-closing costs.
(3) Non-cash interest expense associated with the Convertible Notes issued related to our acquisition of Newmar.
(4) Income tax charge calculated using the statutory tax rate for the U.S. of 21.0% for both periods presented.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
(in thousands)	May 30, 2020	May 25, 2019	May 30, 2020	May 25, 2019
Net (loss) income	$(12,353)	$36,171	$18,983	$79,930
Interest expense	8,440	4,446	23,140	13,293
Provision for income taxes	(4,186)	8,717	3,702	18,609
Depreciation	4,134	3,520	11,854	9,788
Amortization of intangible assets	6,926	2,278	18,514	7,204
EBITDA	2,961	55,132	76,193	128,824
Acquisition-related fair-value inventory step-up	—	—	4,810	—
Acquisition-related costs	(189)	—	9,761	—
Restructuring expenses	1,376	1,102	1,247	1,321
Non-operating income	(74)	(360)	(460)	(1,330)
Adjusted EBITDA	$4,074	$55,874	$91,551	$128,815

We have provided non-GAAP performance measures of Adjusted diluted income per share, EBITDA, and Adjusted EBITDA as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and improve comparability of our results from period to period. Adjusted diluted income per share is defined as income per share adjusted for items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period. We believe Adjusted diluted income per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted income per share include acquisition-related costs, acquisition-related fair-value inventory step-up, non-cash interest expense, and the tax impact of the adjustments. Examples of items excluded from Adjusted EBITDA include acquisition-related fair-value inventory step-up, acquisition-related costs, restructuring expenses, and non-operating income.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance and trends as well as our performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our board of directors to enable our board of directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for our company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with covenants and restricted activities under the terms of our debt agreements. We believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.